Exhibit 8.1

[Letterhead of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation]

October 5, 2007

The Charles Schwab Corporation

120 Kearny Street

San Francisco, California 94108

Schwab Capital Trust I

c/o The Charles Schwab Corporation

120 Kearny Street

San Francisco, California 94108

Re:	Issuance and Sale of the Trust Preferred Securities, Schwab Capital Trust I

Ladies and Gentlemen:

We have acted as special tax counsel to The Charles Schwab Corporation, a Delaware corporation (the “Company”), and Schwab Capital Trust I, a Delaware statutory trust (the “Trust,” and, together with the Company, the “Registrants”), in connection with: (i) the issuance and sale of the fixed to floating rate junior subordinated notes by the Company (the “Junior Subordinated Notes”) pursuant to the Junior Subordinated Indenture dated as of October 5, 2007, as amended and supplemented by the First Supplemental Indenture dated as of October 5, 2007 (collectively, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as Indenture Trustee; and (ii) the issuance and sale of the fixed to floating rate trust preferred securities and the trust common securities (collectively, the “Trust Securities”) pursuant to the Second Amended and Restated Trust Agreement (the “Trust Agreement”) dated as of October 5, 2007 among the Company, as Sponsor, The Bank of New York Trust Company, N.A., as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee and the Administrative Trustees named therein, and the Underwriting Agreement (the “Underwriting Agreement”) dated as of October 2, 2007 among the Registrants and the Underwriters named therein. The trust preferred securities will be offered for sale to investors pursuant to the Registration Statement on Form S–3 (File No. 333-114729) (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Act”), as it became effective under the Act, and the prospectus contained therein, as amended or supplemented through the date hereof, including without limitation by the preliminary prospectus supplement filed by the Company with the Commission on October 2, 2007 and the free writing prospectuses filed by the Company with the Commission on October 3, 2007 and October 4, 2007 (collectively, the “Disclosure Package”), and the final prospectus supplement filed by the Company with the Commission on October 3, 2007.

The Trust Securities are guaranteed by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, but only to the extent expressly set forth in, the Guarantee Agreement (the “Guarantee”) dated as of October 5, 2007 between the Company,

The Charles Schwab Corporation

Schwab Capital Trust I

October 5, 2007

as Guarantor, and The Bank of New York, as Guarantee Trustee, for the benefit of the holders of the Trust Securities. All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Underwriting Agreement.

In delivering this opinion letter, we have reviewed and relied upon: (i) the Disclosure Package; (ii) the Indenture; (iii) the Junior Subordinated Notes; (iv) the Trust Agreement; (v) the Guarantee; (vi) the Trust Securities; (vii) the Replacement Capital Covenant dated as of October 5, 2007 by the Company (collectively, the “Transaction Documents”) and (viii) certain representations and confirmations made by the Company as to certain factual and financial matters as we have deemed relevant to our opinions (including the accuracy of the representations and warranties of the Company as to factual matters contained in the Underwriting Agreement); and have made such other investigations as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof. We also have assumed that the transactions related to the issuance of the Junior Subordinated Notes and the Trust Securities will be consummated in accordance with the terms of the Transaction Documents and forms of documents described herein.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Disclosure Package, we are of the opinion that (i) assuming that the Trust was formed and will be maintained in compliance with the terms of the Trust Agreement, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, (ii) although the matter is not free from doubt, the Junior Subordinated Notes will be treated as debt for federal income tax purposes and (iii) the statements contained in the Disclosure Package under the caption “Certain United States Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute in all material respects accurate summaries of such matters or conclusions, as the case may be.

We express no opinions with respect to the transactions referred to herein or in the Disclosure Package other than as expressly set forth herein. Moreover, we note that the Junior Subordinated Notes are a novel financial instrument, that there is no authority directly on point dealing with securities such as the Trust Securities or transactions of the type described herein and that our opinions are not binding on the Internal Revenue Service or any court, either of which could take positions or make determinations contrary to, or inconsistent with, our position. Nevertheless, we believe that the opinions expressed herein, if challenged, would be sustained by a court with jurisdiction in a properly presented case decided on the basis of current law (including applicable legal precedent and authorities).

We do not express any opinion herein concerning any law other than the federal law of the United States. The opinions set forth above are given only as of the date hereof.

The Charles Schwab Corporation

Schwab Capital Trust I

October 5, 2007

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Form 8–K (which is deemed incorporated by reference into the Registration Statement) and to the use of our name wherever it appears in the Disclosure Package. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

HOWARD RICE NEMEROVSKI
CANADY FALK & RABKIN
A Professional Corporation

By:	/s/ Ben Berk
Ben Berk
On Behalf of the Firm